Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Earliest Report Event:  April 29, 2009

RICK'S CABARET INTERNATIONAL, INC.
(Exact Name of Registrant As Specified in Its Charter)

Texas	0-26958	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road
Houston, Texas 77066
(Address Of Principal Executive Offices, Including Zip Code)

(281) 397-6730
(Registrant's Telephone Number, Including Area Code)

ITEM 8.01	OTHER EVENTS

On April 29, 2009, Rick’s Cabaret International, Inc. (the “Company”) entered into a modification to its two secured promissory notes with the former owners of Tootsie’s Cabaret in Miami Gardens, Florida, whereby the due date for the $5 million of principal due and payable by the Company under each note (an aggregate of $10 million) was extended by two years from November 2010 to November 2012.  All other terms and conditions of the promissory notes remain the same.  The Company previously issued these notes in November 2007 to the former owners of Tootsie’s Cabaret in connection with a purchase agreement for the adult cabaret .

The Company also has recently renegotiated a portion of its outstanding put options used in the financing of some recent acquisitions.   The Company entered into various agreements that amend provisions of agreements the Company previously entered into.  Pursuant to the terms of these amended agreements, the Company has extended payback periods, reduced the number of shares that can be put back to the Company and reduced cash outlays for the next twelve months.

Specifically, the Company has entered into the following agreements:

•
The Company entered into a Fourth Amendment to Purchase Agreement and an Amendment to Lock-Up/Leak-Out Agreement (collectively the “Amended Philadelphia Agreements”) with Vincent Piazza and other related parties, in connection with Company’s previous acquisition of an adult entertainment cabaret in Philadelphia, Pennsylvania.  The Amended Philadelphia Agreements extend and revise the terms under which Mr. Piazza has the right to require the Company purchase certain monthly amounts of the 195,000 shares of common stock previously issued to Mr. Piazza as payment for the acquisition.  Pursuant to the original agreement, Mr. Piazza had the right to require the Company purchase up to 5,000 shares per month on or after March 31, 2009 at a purchase price of $23 per share.  The Amended Philadelphia Agreements revised these terms so that Mr. Piazza now has the right to require the Company purchase shares at the rate of 3,000 shares per month from March 31, 2009 until March 31, 2010, and at the rate of 5,000 shares per month thereafter.

•
The Company entered into a Fourth Amendment to Asset Purchase Agreement and an Amendment to Lock-Up/Leak-Out Agreement (collectively the “Amended Las Vegas Agreements”) with DI Food and Beverage of Las Vegas, LLC (the “DIFB”) and other related parties, in connection with Company’s previous acquisition of an adult entertainment cabaret in Las Vegas, Nevada.  The Amended Las Vegas Agreements extend and revise the terms under which DIFB has the right to require the Company purchase certain monthly amounts of the 150,000 shares of common stock previously issued to DIFB as partial payment for the acquisition.  Pursuant to the original agreement, DIFB had the right to require the Company purchase up to 6,250 shares per month on or after April 8, 2009 at a purchase price of $20 per share.  The Amended Las Vegas Agreements revised these terms so that DIFB now has the right to require the Company purchase shares at the following rates:

o	from April 5, 2009 through May 4, 2009, up to a total of 15,000 shares;
o	from May 5, 2009 until November 5, 2009 at a rate of 3,000 shares per month;
o	from November 5, 2009 to May 4, 2010 at a rate of 4,000 shares per month;
o	from May 5, 2010 to November 4, 2010 at a rate of 5,000 shares per month; and
o	from November 5, 2010 to October 4, 2011 at a rate of 6,000 shares per month.

•
The Company renegotiated the terms of its purchase agreements with the former owners of ED Publications, Teeze and Adult Store Buyer publications. The new agreement with the former owner of ED Publications provides for the execution of a $200,000 promissory note payable over two years with interest at 4% per annum in lieu of the issuance of 8,696 shares. The Company simultaneously purchased 6,522 shares that had been issued in connection with the Teeze transaction by means of a $150,000 promissory note payable over two years with interest at 4% per annum.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated April 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

/s/ Eric Langan
By: Eric Langan
Date: May 5, 2009	Chairman, President, Chief Executive Officer